EXHIBIT 4.1

                    THIRD AMENDMENT TO THE 1994 STOCK OPTION
                   PLAN OF INTIME SYSTEMS INTERNATIONAL, INC.

                             THIRD AMENDMENT TO THE
                            1994 STOCK OPTION PLAN OF
                       INTIME SYSTEMS INTERNATIONAL, INC.

      Paragraph 4 is hereby deleted and replaced with the following:

      4. STOCK. The stock subject to Options shall be authorized but unissued shares of common stock, par value $.01 per share (the "Common Stock"), or shares of Common Stock reacquired by the Company in any manner. The aggregate number of shares of Common Stock which may be issued pursuant to the Plan is 450,000. Any such shares may be issued as ISOs or Non-Qualified Options so long as the number of shares so issued does not exceed the limitations in this paragraph. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part the unexercised shares subject to such Options shall again be available for grants of Options under the Plan.